SUB-ITEM 77C: Submission of Matters to a Vote of Security
Holders
A special meeting of Credit Suisse Trust (the "Trust") - International Focus Portfolio's (the "Portfolio") shareholders was held on May 1, 2002 to approve a sub-investment advisory agreement among the Trust, on behalf of the Portfolio, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management (U.K.) Limited. The results of the votes tabulated at the special meeting are reported below.
For: 16,685,277.787 shares
Against:  657,665.375 shares
Abstain:  1,516,428.264 shares
A special meeting of Credit Suisse Trust (the "Trust") - International Focus Portfolio's (the "Portfolio") shareholders was held on May 1, 2002 to approve a sub-investment advisory agreement among the Trust, on behalf of the Portfolio, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management (Japan) Limited. The results of the votes tabulated at the special meeting are reported below.
For: 16,775,244.660 shares
Against:  608,709.617 shares
Abstain:  1,475,417.149 shares

A special meeting of Credit Suisse Trust (the "Trust") -
International Focus Portfolio's (the "Portfolio") shareholders was held on October 9, 2002 to approve a sub-investment advisory agreement among the Trust, on behalf of the Portfolio, Credit Suisse Asset Management, LLC and
Credit Suisse Asset Management (Australia) Limited. The results of the votes tabulated at the special meeting are reported below.
For: 13,079,063.721 shares
Against:  516,244.156 shares
Abstain:  1,275,358.848 shares